EXHIBIT 10(ix)
                          PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (the "Agreement") is made and entered into this day of July, 1996 by and between ENERSAVE, INC., a New York corporation with its principal office located at 355 Lexington Avenue, New York, New York 10017 ("Enersave") and THERMO-MIZER ENVIRONMENTAL CORP., a Delaware corporation with its principal office located at 528 Oritan Avenue, Ridgefield, NJ 07657 ("Thermo-Mizer").

                                  WITNESSETH:

         WHEREAS, Enersave has entered into a certain Energy Demand Management Agreement with Rochester Gas and Electric Corporation ("RG&E") dated March 12, 1993 (the "RG&E Agreement"), and has also entered into certain energy services contracts with the commercial and institutional energy users of RG&E (the "RG&E Customers") listed on Exhibit A which relate to the RG&E Agreement (the "RG&E Customer Contracts");

         WHEREAS, Enersave has entered into a certain Large-Scale Conservation Investment Agreement with Public Service Electric & Gas Company ("PSE&G") dated January 3, 1991 (the "PSE&G DSM Agreement"), and has also entered into certain energy services contracts with the commercial energy users of PSE&G (the "PSE&G DSM Customers") listed on Exhibit A which relate to the PSE&G DSM Agreement (the "PSE&G DSM Customer Contracts");

         WHEREAS, Enersave has entered into a certain Standard Energy Savings Agreement with PSE&G dated June 7, 1994 (the "PSE&G Standard Offer Agreement"), and has also entered into certain energy services contracts with the commercial energy users of PSE&G (the "PSE&G Standard Offer Customers") listed on Exhibit A which relate to the PSE&G Standard Offer Agreement (the "PSE&G Standard Offer Customer Contracts"); and

         WHEREAS, the parties intend to enter into an agreement whereby Enersave will sell and Thermo-Mizer will purchase the right to meter and generate monthly billings for the energy services provided by Enersave pursuant to the RG&E Agreement, the PSE&G DSM Agreement and the PSE&G Standard Offer Agreement (collectively the "Utility Agreements") and the RG&E Customer Contracts, the PSE&G DSM Customer Contracts and the PSE&G Standard Offer Customer Contracts (collectively the "Customer Contracts").

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

         1. Purchase and Sale. Subject to the terms and conditions contained in this Agreement, Enersave will sell to Thermo-Mizer and Thermo-Mizer's successors and assigns, and Thermo-Mizer will purchase, all of Enersave's rights to provide all necessary performance metering and billing services pursuant to the Utility Agreements and the Customer Contracts, including any new Customer Contracts entered into by Enersave during the calendar years 1996 and 1997 which relate to the Utility Agreements (hereafter referred to as "Additional Customer Contracts"). Existing and

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future anticipated Customer Contracts are identified on Appendix A, along with the number of data collection boxes ("Meter Boxes") existing or planned for each Customer site.

         2. Purchase Price and Payment. The purchase price for the rights granted by Enersave hereunder is One Hundred Thousand ($100,000.00) Dollars, payable in immediately available funds to Enersave upon the execution of this Agreement.

         3.       Scope of Thermo-Mizer Services and Payment.

                  (a) Thermo-Mizer metering and billing service tasks shall include the following: collection of data from the Meter Boxes, analysis of the data following Utility accepted protocols, preparation of data summary reports for each Customer for provision to Enersave, preparation of monthly invoices for rendering to the Utilities and Customers, as appropriate, and, upon Enersave review and approval, release of the invoices to the Utilities and Customers, as appropriate. For metering and billing services tasks provided by Thermo-Mizer, Thermo-Mizer shall be compensated at the rate of $85 per Meter Box per month (the "Meter Fee"), payable by Enersave within thirty (30) days after Enersave's receipt of Thermo-Mizer's invoice therefor. Commencing on January 1, 1998, the Meter Fee shall escalate at the rate of three (3%) percent per year, effective on each succeeding January 1st during the term hereof. Enersave is currently receiving data collection services from Measuring & Monitoring Services, Inc., located at 620 Shrewsbury Avenue, Tinton Falls, New Jersey 07701 ("M&M"). As soon as practical after execution of this Agreement, Thermo-Mizer shall initiate taking over the measuring and billing services from M&M on a site-by-site basis at a pace to be determined jointly by the parties, so that by November 1, 1996, Thermo-Mizer shall be providing measuring and billing services on all the existing Customer sites hereunder.

                  (b) At Enersave's option, Thermo-Mizer shall also procure and install new Meter Boxes meeting applicable Utility protocols at Customer sites as directed by Enersave, at prices to be negotiated between the parties on a site-by-site basis. All Meter Boxes supplied by Thermo- Mizer shall be new, and Thermo-Mizer hereby extends a one year warranty covering parts and labor arising from defective materials or improper workmanship or installation for each Meter Box supplied hereunder.

                  (c) Projected Meter Fees for the services provided by Thermo-Mizer under Section 3(a) for the existing Customers along with future anticipated sites to be contracted by Enersave under the RG&E Agreement is attached hereto as Exhibit B. The parties agree that Thermo-Mizer's aggregate compensation for such services shall be in accordance with Exhibit B.

         4. Term. This Agreement shall commence on the execution date hereof and shall continue until all of the Utility Agreements have expired in accordance with their respective terms, unless this Agreement has been sooner terminated by the parties hereto. The expiration dates of the Utility Agreements are as follows: (i) the RG&E Agreement is December 31, 2008, (ii) the PSE&G DSM Agreement is April 8, 2004, and (iii) the PSE&G Standard Offer Agreement is July 1, 2006. The Customer Contracts expire on the respective expiration dates of the Utility Agreements with which each Customer Contract is associated.

         5. Termination. This Agreement may be terminated by Enersave on 90 days notice to Thermo-Mizer anytime after December 31, 2001, and upon such termination, neither party shall have

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any obligation to the other except for the payment of any amounts due and outstanding as of the
termination date.

         6. Repurchase Option. Enersave may repurchase all or a portion of the rights granted to Thermo-Mizer at any time prior to December 31, 2001, upon sixty (60) days prior notice by Enersave and upon the payment of the "Repurchase Price" as defined below. The Repurchase Price for Thermo-Mizer's entire rights hereunder shall be calculated as: (i) the Purchase Price paid herein, reduced by an amount equal to 20% per calendar year, plus (ii) costs incurred by Thermo-Mizer to initiate services, including the procurement of necessary software and internal system development expenses, not to exceed Thirty Thousand ($30,000) Dollars, plus (iii) a repurchase penalty payment of Twenty Thousand ($20,000) Dollars, plus (iv) any amounts due and outstanding as of the repurchase date. Repurchase of a portion of the rights shall be for a pro-rated Repurchase Price, which shall be calculated as the total Repurchase Price divided by the total number of Meter Boxes appearing on Exhibit A, multiplied by the number of Meter Boxes for which the metering rights are being repurchased. The Repurchase Price shall be payable by Enersave in immediately available funds, and upon receipt of the Repurchase Price by Thermo-Mizer, all rights granted hereunder shall cease and this Agreement shall terminate.

                  7. Representations and Warranties of Enersave. Enersave represents and warrants as follows:

                  (a)       Corporate Standing and Authority.

                           (1)      Enersave is a corporation duly organized,
validly existing and in good standing under the laws of the State of New York, and has all corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

                           (2)      This Agreement and the transactions
contemplated hereby have been duly authorized and approved by all required action of Enersave, and this Agreement has been duly executed and delivered by Enersave and is legally binding upon Enersave in accordance with its terms.

                           (3)      Neither the execution and delivery of this
Agreement nor the consummation by Enersave of the transactions contemplated hereby will violate or conflict with, or constitute a default under, any of the Utility Agreements.

                  (b) No Default. Enersave is not in default under any of the Utility Agreements or any of the Customer Contracts, and it has no knowledge of any pending or threatened default by any of the parties to the Utility Agreements or the Customer Contracts. Enersave is not in default under any of its financing agreements pertaining to any of the Utility Agreements or any of the Customer Contracts, and it has no knowledge of any pending or threatened default by any of the parties to such financing agreements.

                  (c) Litigation. There is no litigation, proceeding, investigation, arbitration or claim pending or to Enersave's knowledge threatened against or affecting Enersave which, if decided



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against Enersave, would have a material adverse effect on the Utility
Agreements, the Customer Contracts, or on Enersave's ability to carry out its obligations under this Agreement.

         8. Representations and Warranties of Thermo-Mizer. Thermo-Mizer represents and warrants as follows:

                  (a)      Corporate Standing and Authority.

                           (1)      Thermo-Mizer is a corporation duly
organized, validly existing and in good standing under the laws of Delaware and has all corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

                           (2)      This Agreement and the transactions
contemplated hereby have been duly authorized and approved by all required action of Thermo-Mizer, and this Agreement has been duly executed and delivered by Thermo-Mizer and is legally binding upon Thermo-Mizer in accordance with its terms.

                  (b) Litigation. There is no litigation, proceeding, investigation, arbitration or claim pending or to Thermo-Mizer's knowledge threatened against or affecting Thermo-Mizer which, if decided against Thermo-Mizer, would have a material adverse effect on Thermo-Mizer's ability to carry out its obligations under this Agreement.

         9. Covenants of Enersave. Enersave covenants that it shall give Thermo-Mizer prompt written notice upon the execution by Enersave of any Additional Customer Contract. Enersave further covenants that it shall not grant any security interest in the Utility Agreements or payment rights thereunder, other than the existing grants to the respective financing entities, without the consent of Thermo-Mizer, which consent shall not be unreasonably withheld.

         10.      Default by Thermo-Mizer; Remedies.

                  (a) Thermo-Mizer shall be in default of this Agreement if:
(i) Thermo-Mizer fails to make a payment when due, (ii) any representation or warranty made by Thermo-Mizer is untrue in any material respect, (iii) Thermo-Mizer is in breach of any material term or condition of this Agreement,
(iv) Thermo-Mizer fails to provide its services in a timely and reasonably accurate manner, or with the care and quality reasonably expected from a business of its nature, or (v) a voluntary or involuntary petition has been filed with a bankruptcy court by or against Thermo-Mizer, or a receiver or trustee is appointed for Thermo-Mizer, or Thermo-Mizer makes a general assignment for the benefit of its creditors, and such action has not been vacated within ninety (90) days.

                  (b) In the event of a default by Thermo-Mizer, Enersave shall have the right to: (i) terminate the Agreement, and/or (ii) pursue any other remedy in equity or at law. Notwithstanding the foregoing, Thermo-Mizer shall have the right to cure any default hereunder for a period of thirty (30) days after notice of default from Enersave.

         11.      Default by Enersave; Remedies.



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                  (a) Enersave shall be in default of this Agreement if: (i)
Enersave fails to make a payment when due, (ii) any representation or warranty made by Enersave is untrue in any material respect, (iii) Enersave is in breach of any material term or condition of this Agreement, (iv) a voluntary or involuntary petition has been filed with a bankruptcy court by or against Enersave, or a receiver or trustee is appointed for Enersave, or Enersave makes a general assignment for the benefit of its creditors, and such action has not been vacated within ninety (90) days, or (v) any Utility Agreement or Customer Contract is terminated prior to December 31, 2001, except that any such event shall not be considered a default hereunder if Thermo-Mizer's Meter Fees from the remaining Customer sites equal or exceed the applicable amounts set forth in Exhibit B.

                  (b) In the event of a default by Enersave, Thermo-Mizer shall have the right to terminate the Agreement and, if such default occurs prior to December 31, 2001, to receive a termination payment from Enersave equal to the Repurchase Price for Thermo-Mizer's entire rights under this Agreement, calculated as of the date of Enersave's default. Notwithstanding the foregoing, Enersave shall have the right to cure any default hereunder for a period of thirty (30) days after notice of default from Thermo-Mizer, and, in the event of any default pursuant to Section II(a)(v), Enersave may cure such default by either: (i) substituting, within ninety (90) days of Thermo-Mizer's notice, other customer sites and/or utility agreements not currently within the scope of this Agreement in order to meet the fee projection set forth in Exhibit B, or (ii) exercising its Repurchase Option with respect to the terminated Meter Boxes.

         12.      Indemnification.

                  (a) Each party will indemnify and hold the other party and its successors and assigns, harmless from and against all actions, suits, proceedings, claims, demands, assessments, judgments, liability, loss, damage, cost or expense (collectively "Losses" and singularly a "Loss") arising out of the indemnified party's defense of any claim, suit or proceeding made or commenced against it arising out of any liability or obligation of the indemnifying party pursuant to this Agreement.

                  (b) The party claiming indemnification will promptly notify the indemnifying party of any claim which the claiming party deems to be the subject of indemnification under this Section, and the indemnifying party will have the right and obligation to defend against such claim. The indemnifying party will have sole charge and direction of any such defense; provided, however, that the indemnifying party will not settle or compromise any claim or Loss without the prior written consent of the indemnified party; and provided further that if the indemnified party does not consent to any such settlement or compromise, the indemnifying party will have no obligation to indemnify or hold harmless the indemnified party for any claims or Losses which are in excess of the proposed settlement or compromise or which arise after such consent is withheld, in which event the indemnified party will have the right to be represented in such defense by counsel of its own choice and at its own expense.

                  (c) Any recovery by the indemnified party under this Section for a claim, Loss or Losses, will take into account any tax benefit of such claim, Loss or Losses, for federal or state income tax purposes, any tax due as a result of any payment made to the indemnified party, and any insurance proceeds received by the indemnified party, but will not take into account any consequential damages.


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         13.      Costs and Expenses.   Thermo-Mizer and Enersave each will
pay their own legal fees and other costs and expenses with respect to this Agreement and the transactions contemplated hereby.

         14. Control and Publicity. The parties agree to make no public disclosure of the transactions contemplated herein except as may be required by law or with the written consent of the other party hereto.

         15. Notices. All necessary notices, demands and requests required or permitted to be given under the provisions of this Agreement, will be deemed duly given if delivered personally, mailed by certified mail with return receipt requested, or delivered by a nationally recognized overnight delivery service with receipt acknowledged, addressed as follows (which address may be changed on written notice by the addressee):

         If to Enersave:         Mr. Dennis T. Wilson, President
                                 Enersave, Inc.
                                 355 Lexington Avenue
                                 New York, NY 10017


         If to Thermo-Mizer:     Mr. Jon J. Darcy, President
                                 Thermo-Mizer Environmental Corp.
                                 528 Oritan Avenue
                                 Ridgefield, NJ 07657

         16. Entire Agreement. This Agreement, together with the Exhibits, embodies the entire Agreement and understanding between the parties, and supersedes any prior agreements or understandings, written or oral, with respect to the subject matter hereof.

         17.      Governing Law.   This Agreement will be construed and
governed in accordance with the laws of the State of New York, without regard to conflicts of laws provisions, and the parties hereby consent to the jurisdiction of any federal or state court located in the State of New York, County of New York, for any action or proceeding brought with respect to this Agreement.

         18. Successors and Assigns. Neither party may assign this Agreement nor any rights hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

         19. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon the same instrument.

         20. Headings. The headings of the paragraphs of this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings or intentions of the parties.


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         21.     Survival.        The representations, warranties and
indemnifications of the parties contained in this Agreement that have not been discharged prior to the termination of this Agreement for any reason or that have not expired by the express terms of this Agreement, shall survive termination of this Agreement.



         WITNESS our respective hands and seals as of the date first above written.

                                      ENERSAVE, INC.


                                      By:
                                          -----------------------------------
                                          Dennis T. Wilson,  President






                                       THERMO-MIZER ENVIRONMENTAL CORP.


                                      By:
                                          -----------------------------------
                                          Jon J. Darcy, President

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                                   EXHIBIT A
                                   ---------

                               CUSTOMER CONTRACTS



I.    RG&E Customers                                        Meter Boxes           Status                Type
      --------------                                        -----------           ------                ----
1.    YMCA of Greater Rochester                                  4               existing                M&M
2.    Thomson Legal Publishing, Inc.                             1               existing                M&M
3.    The Genesee Hospital                                       3               existing                M&M
4.    The Gleason Works                                          2               existing                M&M
5.    Michael I. Futerman (Crossroads)                           1               existing                M&M
6.    Sentry Group                                               1               existing              Metasys
7.    Delphi Automotive Systems                                  1               existing              EUA/DAY
8.    St. Mary's Hospital                                        2               existing              Metasys
9.    Lawyer's Cooperative Publishing                            2               existing                M&M
10.   Rochester General Hospital Foundation                      1               existing                M&M
11.   Canandaigua Wine Company, Inc.                             1               existing                M&M
12.   Xerox (in negotiation)                                    10               projected
13.   Monroe Community College (in negotiation)                  3               projected
14.   West Irondequoit Schools (in negotiation)                  4               projected


II.   PSE&G DSM Customers                                   Meter Boxes           Status                Type
      -------------------                                   -----------           ------                ----
1.    Anheuser Busch                                             4               existing                M&M
2.    Co-Steel Raritan                                           1               existing                M&M
3.    MCI International                                          2               existing                M&M
4.    Sea-Land Phase II                                          4               existing                M&M
5.    USA Detergents                                             1               existing                M&M
6.    WCI/Frigidare Phase I                                      3               existing                M&M
7.    Westfield Post Office                                      1               existing                M&M
8.    West Caldwell Post Office                                  1               existing                M&M


III.  PSE&G Standard Offer Customers                        Meter Boxes           Status                Type
      ------------------------------                        -----------           ------                ----
1.    Garden State Converters                                    1               existing                M&M
2.    Sea-Land Phase I                                           3               existing                M&M
3.    Garden State Nutritionals                                  1               existing                M&M
4.    WCI Phase II                                               1               existing                M&M
5.    Webcraft                                                   1               existing                M&M
6.    Fort Lee Executive Park                                    4               existing                M&M


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